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                                  EXHIBIT 99.1

        Contact:  Claudine Cornelis/Laura Novak of Morgen-Walke Associates
                                                                    212.850.5600
                                            Steve Feldman - CFO/Barneys New York
                                                                    212.450.8613


                  BARNEYS NEW YORK, INC. ANNOUNCES CONTEMPLATED
                            144(A) PRIVATE OFFERING
                             OF SENIOR SECURED NOTES


         New York, N.Y., March 3, 2003 - Barneys New York, Inc. ("Barneys") announced today that its wholly-owned subsidiary, Barney's, Inc. (the "Issuer"), is proposing to make, subject to market and other conditions, an offering of Senior Secured Notes Due 2008 (the "Notes"). The Notes will be guaranteed by Barneys and by certain subsidiaries of the Issuer. The Notes and guarantees will be secured by a second-priority lien on substantially all of the assets, other than real property leaseholds, of the Issuer and the guarantors. A first-priority lien on such collateral will continue to be held by the lender under the Issuer's credit facility. The expected gross proceeds from the offering of $90 million will be used to repay a substantial portion of the Issuer's currently outstanding indebtedness and to pay certain deferred rent obligations.

         The Notes will be offered in a private offering only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, to institutional accredited investors within the meaning of Rule 501(a)(1), (2),
(3) or (7) under such statute or to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the offering, the Notes will not be registered under the Securities Act of 1933 and may not be offered or sold absent such registration




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or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.